EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:39 PM 06/14/2012

FILED 2:39 PM 06/14/2012

SRV 120739722 – 3533580 FILE

RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBEIMMUNE, INC.

(Pursuant to Section 245 of the

General Corporation Law of the State of Delaware)

GlobeImmune, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

FIRST: The name of the corporation is GlobeImmune, Inc. (the “Corporation”) The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 5, 2002.

SECOND: This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

THIRD: This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

FOURTH: The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is GlobeImmune, Inc.

ARTICLE 2

PURPOSE

The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE 3

CAPITAL STOCK

Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 206,480,000, consisting of 112,500,000 shares of Common Stock, par value $.001 per share (the “Common Stock”) and 93,980,000 shares of Preferred Stock (the “Preferred Stock”), 6,430,000 of which shares of Preferred Stock shall be designated as Series A Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series A Stock”), 29,300,000 of which shares of Preferred Stock shall be designated as Series B Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series B Stock”), 37,600,000 of which shares of Preferred Stock shall be designated as Series C Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series C Stock”), 8,900,000 of which shares of Preferred Stock shall be designated as Series D Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series D Stock”) and 11,750,000 of which shares of Preferred Stock shall be designated as Series E Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series E Stock”). The Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock are collectively referred to as the “Convertible Preferred Stock.”

Designations, powers, etc. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article 3.

PART A. CONVERTIBLE PREFERRED STOCK

A.1 Designation and Amount. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Convertible Preferred Stock shall be as set forth herein.

A.2 Ranking.

A.2(a) The Series C Stock, Series D Stock and Series E Stock (collectively, the “Senior Preferred”) shall rank, upon a Liquidation (as defined in Section A.4(a) hereof), (i) equally with each other, (ii) senior to the Series A Stock and Series B Stock and (iii) senior to the Corporation’s Common Stock and any other classes or series of stock issued by the Corporation. The Series A Stock and Series B Stock (collectively, the “Junior Preferred”) shall rank, upon a Liquidation, equally with each other and senior and prior to the Corporation’s Common Stock.

A.2(b) The Convertible Preferred Stock shall rank, as to dividends, equally with each other and senior and prior to the Corporation’s Common Stock and any other classes or series of stock issued by the Corporation.

A.3 Dividend Provisions.

A.3(a) The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of the Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A Stock in an amount equal to $0.0875 per share of Series A Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), a dividend on each outstanding share of Series B Stock in an amount equal to $0.0937 per share of Series B Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), a dividend on each outstanding share of Series C Stock in an amount equal to $0.1012 per share of Series C Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), a dividend on each outstanding share of Series D Stock in an amount equal to $0.0809 per share of Series D Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and a dividend on each outstanding share of Series E Stock in an amount equal to $0.1080 per share of Series E Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The foregoing dividends shall not be cumulative. The foregoing dividends are referred to herein as “Preferential Dividends”. At the written election of any holder of Convertible Preferred Stock delivered to the Corporation in connection with any Preferential Dividend, the Corporation shall pay such Preferential Dividend to such holder in shares of Common Stock, each share valued at the fair market value for a share of Common Stock on the last Business Day (as defined in Section A.8 hereof) immediately preceding the date for payment of such Preferential Dividend as determined by the Board of Directors in good faith, with any fractional share resulting therefrom being paid in cash.

A.3(b) The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and other than Preferential Dividends) unless the holders of Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the Preferential Dividends, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per such share of Convertible Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Convertible Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and multiplying such fraction by an amount equal to $1.25 per share, in the case of Series A Stock, $1.338 per share, in the case of Series B Stock, $1.445 per share, in the case of Series C

Stock, $1.156 per share, in the case of Series D Stock and $1.543 per share, in the case of Series E Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Purchase Price” with respect to the Series A Stock, being hereinafter referred to as the “Series B Original Purchase Price” with respect to the Series B Stock, being hereinafter referred to as the “Series C Original Purchase Price” with respect to the Series C Stock, being hereinafter referred to as the “Series D Original Purchase Price” with respect to the Series D Stock and being hereinafter referred to as the “Series E Original Purchase Price” with respect to the Series E Stock).

A.4 Liquidation Rights.

A.4(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (collectively, a “Liquidation”), the holders of shares of Senior Preferred then outstanding (the “Senior Preferred Stockholders”) shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Junior Preferred, Common Stock or any other class or series of stock ranking on Liquidation junior to such Senior Preferred, by reason of their ownership thereof, (i) with respect to the Series C Stock, an amount per share (the “Series C Preference Amount”) equal to the Series C Original Purchase Price plus 7% per annum thereon compounded annually from the issuance date of the applicable share of Series C Stock until the date of Liquidation, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof, (ii) with respect to the Series D Stock, an amount per share (the “Series D Preference Amount”) equal to the Series D Original Purchase Price plus 7% per annum thereon compounded annually from the issuance date of the applicable share of Series D Stock until the date of Liquidation, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof and (iii) with respect to the Series E Stock, an amount per share (the “Series E Preference Amount”) equal to the Series E Original Purchase Price plus 7% per annum thereon compounded annually from the issuance date of the applicable share of Series E Stock until the date of Liquidation, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof.

A.4(b) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Senior Preferred Stockholders the full amount as to which each of them shall be entitled pursuant to this Section A.4(a), then the Senior Preferred Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the Senior Preferred held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

A.4(c) Upon the completion of the distribution required by Section A.4(a), in the event of any Liquidation, the holders of shares of Junior Preferred then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Junior Preferred, by reason of their ownership thereof, (i) with respect to each share of Series A Stock, an amount per share (the “Series A Preference Amount”) equal to the Series A Original Purchase Price plus 7% per annum thereon compounded annually from the issuance date of the applicable share of Series A Stock until the date of Liquidation, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof and (ii) with respect to each share of Series B Stock, an amount per share (the “Series B Preference Amount”) equal to the Series B Original Purchase Price plus 7% per annum thereon compounded annually from the issuance date of the applicable share of Series B Stock until the date of Liquidation, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof.

A.4(d) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Junior Preferred the full amount as to which each of them shall be entitled pursuant to Section A.4(c), then the holders of Junior Preferred shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the Junior Preferred held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

A.4(e) In the event of any Liquidation, after payment shall have been made to the holders of Convertible Preferred Stock (collectively, the “Convertible Preferred Stockholders”) of the full amount to which they shall be entitled pursuant to Sections A.4(a) and A.4(c), the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Convertible Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) immediately prior to such Liquidation; provided, however, that if the sum of the Series A Preference Amount and the amount per share of Series A Stock which the holders of Series A Stock are entitled to receive under the foregoing provisions of this sentence shall exceed three times the Series A Original Purchase Price (the “Maximum Series A Participation Amount”), each holder of Series A Stock shall be entitled to receive in respect of each share of Series A Stock upon such Liquidation the greater of (i) the Maximum Series A Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series A Stock into Common Stock immediately prior to such Liquidation (the greater of which is hereinafter referred to as the “Series A Liquidation Amount”); and provided further, however, that if the sum of the Series B Preference Amount and the amount per share of Series B Stock which the holders of Series B Stock are entitled to receive under the foregoing provisions of this sentence shall exceed three times the Series B Original Purchase Price (the “Maximum Series B Participation Amount”), each holder of Series B Stock shall be entitled to receive in respect of each share of Series B Stock upon such Liquidation the greater of (i) the Maximum Series B Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B Stock into Common Stock immediately prior to such Liquidation (the greater of which is hereinafter referred to as the “Series B Liquidation Amount”); and provided further, however, that if the sum of the Series C Preference Amount and the amount per share of Series C Stock which the holders of Series C Stock are entitled to receive under the foregoing provisions of this sentence shall exceed three times the Series C Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Maximum Series C Participation Amount”), each holder of Series C Stock shall be entitled to receive in respect of each share of Series C Stock upon such Liquidation the greater of (i) the Maximum Series C Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series C Stock into Common Stock immediately prior to such Liquidation (the greater of which is hereinafter referred to as the “Series C Liquidation Amount”); and provided further, however, that if the sum of the Series D Preference Amount and the amount per share of Series D Stock which the holders of Series D Stock are entitled to receive under the foregoing provisions of this sentence shall exceed three times the Series D Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Maximum Series D Participation Amount”), each holder of Series D Stock shall be entitled to receive in respect of each share of Series D Stock upon such Liquidation the greater of (i) the Maximum Series D Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series D Stock into Common Stock immediately prior to such Liquidation (the greater of which is hereinafter referred to as the “Series D Liquidation Amount”); and provided further, however, that if the sum of the Series E Preference Amount and the amount per share of Series E Stock which the holders of Series E Stock are entitled to receive under the foregoing provisions of this sentence shall exceed three times the Series E Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Maximum Series E Participation Amount”), each holder of Series E Stock shall be entitled to receive in respect of each share of Series E Stock upon such Liquidation the greater of (i) the Maximum Series E Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series E Stock into Common Stock immediately prior to such Liquidation (the greater of which is hereinafter referred to as the “Series E Liquidation Amount”).

A.4(f) The following events shall be deemed to be a Liquidation for purposes of Section A.4, unless the holders of a majority of the votes attributable to the Convertible Preferred Stock elect otherwise by written notice given to the Corporation at least five (5) days prior to the effective date of any such event (any such event, unless such an election is made, is referred to herein as an “Event of Sale”):

(A) a merger or consolidation in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section A.4(f), all shares of Common Stock issuable upon exercise of any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole), except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

A.4(g)(i) The Corporation shall not have the power to effect any transaction constituting an Event of Sale pursuant to Section A.4(f)A(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with subsections (a), (b), (c), (d) and (e) of this Section A.4. In the event of an Event of Sale pursuant to Section A.4(f)A(II) or Section A.4(f)B above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Event of Sale, and if the Convertible Preferred Stockholders have not otherwise received all consideration due to them in accordance with subsections (a), (b), (c), (d) and (e) of this Section A.4, then (x) the Corporation shall deliver a written notice to each holder of Convertible Preferred Stock no later than the 90th day after the Event of Sale advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (y) to require the redemption of such shares of Convertible Preferred Stock, and (y) if the holders of at least a majority of the votes attributable to the then outstanding shares of Convertible Preferred Stock so request in a written instrument delivered to the Corporation not later than 105 days after such Event of Sale, the Corporation shall use the consideration received by the Corporation for such Event of Sale (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the 120th day after such Event of Sale (the “Liquidation Redemption Date”), to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Series A Liquidation Amount, in the case of Series A Stock, the Series B Liquidation Amount, in the case of Series B Stock, the Series C Liquidation Amount, in the case of the Series C Stock, the Series D Liquidation Amount, in the case of the Series D Stock and the Series E Liquidation Amount, in the case of the Series E Stock. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Convertible Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a portion of the shares of Convertible Preferred Stock (in accordance with the respective amounts, and upon the same priorities, that would be payable to them pursuant to subsections (a), (b), (c), (d), and (e) of this Section A.4) to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Sections A.5(b) through A.5(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Convertible Preferred Stock pursuant to this Section A.4(f). Prior to the distribution or redemption provided for in this Section A.4(f), the Corporation shall not expend or dissipate the consideration received for such Event of Sale, except to discharge reasonable expenses incurred in connection with such Event of Sale or in the ordinary course of business.

(ii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

A.5 Redemption.

A.5(a) At the request of the holder or holders of (x) at least 66 2/3% of the votes attributable to shares of Convertible Preferred Stock then outstanding on an as-converted basis or (y) at least 66 2/3% of the votes attributable to shares of Senior Preferred Stock on an as-converted basis (individually, a “Requesting Holder” and, collectively, the “Requesting Holders”) made at any time on or after January 8, 2015 (the “Redemption Request”), the Corporation shall redeem all of the Convertible Preferred Stock (subject to Section A.5(f)) out of funds lawfully available therefor on the dates set forth in this Section A.5 at a redemption price equal to (i) with respect to the Series A Stock, an amount per share (the “Series A Redemption Price”) equal to the Series A Original Purchase Price plus 7% per annum thereon compounded annually from the Series A Original Issuance Date until the date of redemption of such share, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof; (ii) with respect to each share of Series B Stock, an amount per share (the “Series B Redemption Price”) equal to the Series B Original Purchase Price plus 7% per annum thereon compounded annually from the Series B Original Issuance Date until the date of redemption of such share, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof; (iii) with respect to each share of Series C Stock, an amount per share (the “Series C Redemption Price”) equal to the Series C Original Purchase Price plus 7% per annum thereon compounded annually from the Series C Original Issuance Date until the date of redemption of such share, (iv) with respect to each share of Series D Stock, an amount per share (the “Series D Redemption Price”) equal to the Series D Original Purchase Price plus 7% per annum thereon compounded annually from the Series D Original Issuance Date until the date of redemption of such share, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof and (v) with respect to each share of Series E Stock, an amount per share (the “Series E Redemption Price”) equal to the Series E Original Purchase Price plus 7% per annum thereon compounded annually from the Series E Original Issuance Date until the date of redemption of such share, plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof. The redemption shall be made in four annual installments, the first of which shall be 60 days after receipt by the Corporation of the Redemption Request (the “Initial Redemption Date”) and each of the three successive anniversaries thereof (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Convertible Preferred Stock owned by each holder, that number of outstanding shares of Convertible Preferred Stock determined by dividing (i) the total number of shares of Convertible Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Convertible Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The payment to be made on any Redemption Date is hereinafter referred to as the “Redemption Payment.”

A.5(b) If on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Convertible Preferred Stock to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then on and after such Redemption Date all rights of Convertible Preferred Stockholders with respect to such shares of Convertible Preferred Stock, except the right to receive the Series A Redemption Price, the Series B Redemption Price the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price per share of Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock, as applicable, as hereinafter provided, shall cease and terminate, and such shares of Convertible Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the Convertible Preferred Stockholder with respect to such shares of Convertible Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights of Convertible Preferred Stockholders, upon the occurrence of a subsequent Liquidation or Event of Sale, with respect to the shares of Convertible Preferred Stock in respect of which no Redemption Payment has been received by a Requesting Holder, such Requesting Holder shall be accorded the rights and benefits set forth in Section A.4 hereof in respect of such remaining shares, as if no prior redemption request had been made.

A.5(c) Notice (each, a “Redemption Notice”) shall be mailed by the Corporation, postage prepaid, to each holder of record of Convertible Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

(I)	the number of shares of Convertible Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)	the Redemption Date, the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and the Series E Redemption Price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section A.7); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

A.5(d) On or before the applicable Redemption Date, each holder of shares of Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section A.7 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price for such shares, as applicable, shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Upon redemption of only a portion of the number of shares covered by a Series A Stock certificate, Series B Stock certificate, Series C Stock certificate, Series D Stock certificate or Series E Stock certificate, the Corporation shall issue and deliver to or upon the written order of the holder thereof, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock, as applicable, representing the unredeemed portion of such certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

A.5(e) Any shares of Convertible Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Convertible Preferred Stockholders following redemption.

A.5(f) In the event that the Corporation does not have sufficient funds legally available to redeem on any redemption date all outstanding shares of Convertible Preferred Stock, the Corporation shall, on such date and at all times thereafter until all shares of Convertible Preferred Stock have been redeemed, apply all legally available funds to the redemption of Convertible Preferred Stock in the following order of priority (A) first, to redeem shares of Series C Stock, Series D Stock and Series E Stock pro rata based on the number of shares of Series C Stock, Series D Stock and Series E Stock held by each holder, and (B) after all shares of Senior Preferred have been so redeemed, to redeem shares of Series A Stock and Series B Stock pro rata based on the number of shares of Series A Stock and Series B Stock held by each holder.

A.5(g) In the event that the Corporation breaches to any material extent any of its representations, warranties, covenants and/or agreements set forth in that certain Fifth Amended and Restated Stockholders’ Agreement among the Corporation and those holders of Convertible Preferred Stock of the Corporation listed on Schedule 2 thereto (as amended from time to time, the “Stockholders’ Agreement”), then a “Special Redemption Period” shall commence on the 45th day after written notice of such breach is received by the Corporation unless such breach is cured prior to such 45th day. Each Special Redemption Period shall continue for ninety (90) days. At the request of the holder or holders of at least 66 2/3% of the votes attributable to shares of Convertible Preferred Stock then outstanding (individually, a “Special Redemption Requesting Holder” and, collectively, the “Special Redemption Requesting Holders”) made at any time during any Special Redemption Period (the “Special Redemption Request”), the Corporation shall redeem all of the outstanding Convertible Preferred Stock in accordance with the preceding provisions of this Section A.5 (mutatis mutandis), treating the Special Redemption Request as a validly made Redemption Request (whether made before or after January 8, 2015), provided that (i) the redemption shall be made in one installment which shall be 60 days after receipt by the Corporation of the Special Redemption Request, (ii) in the event that the Corporation does not have sufficient funds legally available to redeem on such redemption date all outstanding shares of Convertible Preferred Stock, the Corporation shall, on such date and at all times thereafter until all shares of Convertible Preferred Stock have been redeemed, apply all legally available funds to the redemption of Convertible Preferred Stock in the following order of priority (A) first, to redeem shares of Series C Stock, Series D Stock and Series E Stock pro rata based on the number of shares of Series C Stock, Series D Stock and Series E Stock held by each holder, (B) after all shares of Senior Preferred have been so redeemed, to redeem shares of Series B Stock pro rata based on the number of shares of Series B Stock held by each holder, and (C) after all shares of Senior Preferred have been so redeemed, to redeem shares of Series A Stock pro rata based on the number of shares of Series A Stock held by each holder.

A.6 Voting.

A.6(a) In addition to any other rights provided for herein or by law, the Convertible Preferred Stockholders shall be entitled to vote, together with the Common Stockholders as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders. In any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Convertible Stock is then convertible.

A.6(b)(i) In addition to the rights specified in Section A.6(a) and subject to Section A.6(b)(ii), the holders of a majority in voting power of the Common Stock, voting as a separate class, shall have the exclusive right to elect one (1) member of the Board of Directors of the Corporation (the “Common Director”), the holders of a majority in voting power of the Series A Stock, voting as a separate class, shall have the exclusive right to elect two (2) members of the Board of Directors of the Corporation (the “Series A Directors”), the holders of at least 66 2/3% in voting power of the Series B Stock, voting as a separate class, shall have the exclusive right to elect three (3) members of the Board of Directors of the Corporation (the “Series B Directors”), and the holders of a majority in voting power of the Series C Stock, voting as a separate class, shall have the exclusive right to elect one (1) member of the Board of Directors of the Corporation (the “Series C Director” and, together with the Series A Directors and Series B Directors, the “Preferred Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Convertible Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. The exclusive voting rights contained in this Section A.6(b)(i) may be exercised at a special meeting of the applicable class or series of stock called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such class or series of stock in lieu of a meeting. The directors elected pursuant to this Section A.6(b)(i) shall serve from the date of their election and qualification until their successors have been duly elected and qualified. One of the Series A Directors, one of the Series B Directors and the Series C Director shall have the right to be appointed to each committee of the Board of Directors.

A.6(b)(ii) A vacancy in the directorships to be elected by the holders of any class or series of stock (including any vacancy created on account of an increase in the number of directors on the Board of Directors) pursuant to Section A.6(b)(i) may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to Section A.6(b)(i).

A.6(c)(i) In addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of shares representing a majority of the voting power of the Convertible Preferred Stock then outstanding, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of Convertible Preferred Stock, in the manner provided in the By-laws of the Corporation, the Corporation shall not directly, or indirectly through a subsidiary, by amendment, merger, consolidation or otherwise: (A) issue any securities ranking senior to or pari passu with or convertible into securities ranking senior to or pari passu with the Senior Preferred, including the issuance of debt in excess of $500,000; (B) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets; (C) purchase, lease or otherwise acquire all or substantially all of the assets or capital stock of another entity; (D) except as otherwise required by this Restated Certificate, declare or pay any dividend or make any distribution with respect to shares of its capital stock (whether in cash, shares of capital stock or other securities or property); (E) except as otherwise required by this Restated Certificate, make any payment on account of the purchase (except pursuant to agreements with the Corporation’s employees, directors or consultants permitting the repurchase of capital stock held by such persons upon termination of their association with the Corporation), redemption or other retirement of any share of capital stock of the Corporation, or distribute to Common Stockholders shares of the Corporation’s capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock); (F) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities, effect a capital reorganization of the Corporation, or effect any Event of Sale; (G) voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (H) in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock or the Common Stock; (I) take any action to cause any amendment, alteration or repeal of any of the provisions of this Restated

Certificate or the By-laws of the Corporation (including by way of certificate of designation or by way of merger or liquidation), which adversely affects the powers, preferences or rights pertaining to the Convertible Preferred Stock; (J) increase or decrease the authorized number of shares of Preferred Stock (or any series thereof) or Common Stock; (K) adopt, approve, amend or modify any stock option plan of the Corporation or adopt, approve amend or modify the form of any stock option agreement or restricted stock purchase agreement, or amend or modify any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its employees, directors or consultants, except for immaterial changes made thereto from time to time by officers of the Corporation; (L) accelerate the vesting schedule or exercise date or dates of any such options or in any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors, or waive or modify the Corporation’s repurchase rights with respect to any shares of the Corporation’s stock issuable pursuant to any restricted stock purchase agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors; (M) grant any stock options with an exercise price per share that is less than the fair market value of such share on the date of such grant (as determined by the Board of Directors of the Corporation) or issue or sell capital stock of the Corporation pursuant to restricted stock awards or restricted stock purchase agreements at a price per share less than the fair market value of such share on the date of such issuance or sale (as determined by the Board of Directors of the Corporation); (N) enter into or amend any material transaction with any of its affiliates; (O) increase or decrease the authorized number of directors constituting the Board of Directors; or (P) unless approved by a majority of the members of the Board of Directors, mortgage, pledge or create a security interest in, or permit any subsidiary to mortgage, pledge or create any security interest in, all or substantially all of the property of the Corporation or such subsidiary.

A.6(c)(ii) In addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of shares representing a majority of the voting power of the Series A Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting separately from the holders of Common Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of Series A Stock, in the manner provided in the By-laws of the Corporation, the Corporation shall not directly, or indirectly through a subsidiary, by amendment, merger, consolidation or otherwise in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series A Stock.

A.6(c)(iii) In addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of shares representing a majority of the voting power of the Series B Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting separately from the holders of Common Stock, Series A Stock, Series C Stock, Series D Stock, Series E Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of Series B Stock, in the manner provided in the By-laws of the Corporation, the Corporation shall not directly, or indirectly through a subsidiary, by amendment, merger, consolidation or otherwise in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series B Stock.

A.6(c)(iv) In addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of shares representing a majority of the voting power of the Senior Preferred then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), voting together as a separate class on an as-converted basis and acting separately from the holders of Common Stock, Series A Stock, Series B Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of Senior Preferred, in the manner provided in the By-laws of the Corporation, the Corporation shall not directly, or indirectly through a subsidiary, by amendment, merger, consolidation or otherwise in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series C Stock, Series D Stock or Series E Stock.

A.7 Conversion.

A.7(a) Any Convertible Preferred Stockholder shall have the right, at any time or from time to time, to convert any or all of its Convertible Preferred Stock into that number of fully paid and nonassessable shares of Common Stock for each share of Convertible Preferred Stock so converted equal to the quotient of (i) in the case of a share of Series A Stock, the Series A Original Purchase Price divided by the Series A Conversion Price (as defined in Section A.7(d) hereof), as last adjusted and then in effect, (ii) in the case of a share of Series B Stock, the Series B Original Purchase Price divided by the Series B Conversion Price (as defined in Section A.7(d) hereof), as last adjusted and then in effect, (iii) in the case of a share of Series C Stock, the Series C Original Purchase Price divided by the Series C Conversion Price (as defined in Section A.7(d) hereof), as last adjusted and then in effect, (iv) in the case of a share of Series D Stock, the Series D Original Purchase Price divided by the Series D Conversion Price (as defined in Section A.7(d) hereof), as last adjusted and then in effect and (v) in the case of a share of Series E Stock, the Series E Original Purchase Price divided by the Series E Conversion Price (as defined in Section A.7(d) hereof), as last adjusted and then in effect; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.7(c)(ii) hereof. The term “Conversion Price” shall mean the Series A Conversion Price, with respect to shares of Series A Stock, the Series B Conversion Price, with respect to shares of Series B Stock, the Series C Conversion Price, with respect to shares of Series C Stock, the Series D Conversion Price, with respect to shares of Series D Stock and the Series E Conversion Price, with respect to shares of Series E Stock.

A.7(b)(i) Any Convertible Preferred Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section A.7 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Convertible Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it) or a Loss Affidavit relating to such shares.

A.7(b)(ii) Each Convertible Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

A.7(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.7(c)(ii) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

A.7(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

A.7(b)(v) Upon conversion of only a portion of the number of shares covered by a Convertible Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Convertible Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares representing the unconverted portion of the Convertible Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

A.7(c)(i) If a Convertible Preferred Stockholder shall surrender more than one share of Convertible Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

A.7(c)(ii) No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. The Corporation shall pay a cash adjustment in lieu of any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.7(d)(vii) hereof.

A.7(d) For all purposes of this Part A, as of the date of filing of this Restated Certificate of Incorporation the “Series A Conversion Price” shall be equal to the Series A Original Purchase Price, the “Series B Conversion Price” shall be equal to the Series B Original Purchase Price, the “Series C Conversion Price” shall be equal to the Series C Original Purchase Price, the “Series D Conversion Price” shall be equal to the Series D Original Purchase Price and the “Series E Conversion Price” shall be equal to the Series E Original Purchase Price, in each case subject to adjustment from time to time as follows:

A.7(d)(i) Subject to Section A.7(d)(ii) below, if the Corporation shall, at any time or from time to time after the Series E Original Issuance Date, issue or sell any shares of Common Stock (which term, for purposes of this Section A.7(d)(i), including all subsections hereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Convertible Preferred Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as hereinafter defined)), for a consideration per share (the “Dilutive Price Per Share”) less than the applicable Conversion Price of the Series A Stock, Series B Stock, the Series C Stock, Series D Stock and/or the Series E Stock in effect immediately prior to the issuance of such Common Stock or other securities (a “Dilutive Issuance”), the Conversion Price of the Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock (in each case, as applicable, and only to the extent that the Dilutive Price Per Share is less than the applicable Conversion Price) in effect immediately prior to each such Dilutive Issuance shall automatically be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

CP2 shall mean the applicable Conversion Price in effect immediately after such Dilutive Issuance;

CP1 shall mean the applicable Conversion Price in effect immediately prior to such Dilutive Issuance;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise or conversion of securities or other rights outstanding immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if the shares issued in such Dilutive Issuance had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such shares of Common Stock issued in such transaction.

For the purposes of any adjustment of a Conversion Price pursuant to this Section A.7(d)(i), the following provisions shall be applicable.

A.7(d)(i)(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issuance but without deduction of any other expenses payable by the Corporation, plus the value of any property other than cash received by the Corporation, determined as provided in Section A.7(d)(i)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.7(d)(i)(C) hereof.

A.7(d)(i)(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section A.7(d)(vii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.7(d)(i)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.7(d)(i)(C) hereof.

A.7(d)(i)(C) In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities:

A.7(d)(i)(C)(1) the shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.7(d)(i)(A) and (B) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.7(d)(i)(A) and (B) hereof);

A.7(d)(i)(C)(2) the shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.7(d)(i)(A) and (B) hereof);

A.7(d)(i)(C)(3) if there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Conversion Price shall automatically be readjusted in proportion to such change; and

A.7(d)(i)(C)(4) upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have obtained had such options, rights or convertible or exchangeable securities not been issued.

A.7(d)(i)(C)(5) notwithstanding any other provisions of this Restated Certificate, except to the limited extent provided in Sections A.7(d)(i)(C)(3) and Sections A.7(d)(i)(C)(4) above, no adjustment of the applicable Conversion Price for any series of Convertible Preferred Stock pursuant to this Section A.7(d)(i) shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

A.7(d)(ii) “Excluded Stock” shall mean:

A.7(d)(ii)(A) Common Stock issued upon conversion of any shares of Convertible Preferred Stock;

A.7(d)(ii)(B) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, to purchase, or rights to subscribe for, such Common Stock approved by a majority of the Board of Directors; provided, however, that the maximum number of shares of Common Stock heretofore or hereafter issuable pursuant to the Corporation’s 2002 Stock Incentive Plan and all such agreements, plans and arrangements shall not exceed 14,069,719 shares unless approved by the Board of Directors, including the affirmative vote of a majority of the Preferred Directors;

A.7(d)(ii)(C) Common Stock issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

A.7(d)(ii)(D) Common Stock or Preferred Stock issued or issuable to banks, lenders or landlords pursuant to a debt financing, equipment leasing, real property leasing or other similar transaction with a non-equity financing purpose, provided that each such issuance is approved by the Board of Directors;

A.7(d)(ii)(E) Common Stock or Preferred Stock issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other similar transactions, provided that each such transaction and related issuance is approved by the Board of Directors;

A.7(d)(ii)(F) Common Stock or Preferred Stock issued or issuable upon the conversion or exercise of the options and warrants outstanding as of the date of filing of this Restated Certificate;

A.7(d)(ii)(G) Common Stock or Preferred Stock issued or issuable pursuant to the acquisition of another corporation or entity (or its assets) by the Corporation provided that each such transaction and related issuance is approved by the Board of Directors;

A.7(d)(ii)(H) Common Stock, the issuance of which is approved by the holders of a majority of the votes attributable to the then outstanding shares of Senior Preferred voting together as a single class on an as-converted basis, with such approval expressly waiving the application of the anti-dilution provisions of this Section A.7 as a result of such issuance;

A.7(d)(ii)(I) Warrants issued to Aquilo Partners pursuant to that certain letter agreement, dated February 1, 2007, and the Common Stock issued upon exercise thereof;

A.7(d)(ii)(J) Common Stock or Preferred Stock issued or issuable upon conversion or exercise of the convertible promissory notes and warrants to purchase Preferred Stock issued or issuable pursuant to that certain Note Purchase Agreement, dated March 3, 2009, as the same may be amended from time to time (the “Note Purchase Agreement”), and the Common Stock issued upon exercise or conversion thereof; and

A.7(d)(ii)(K) Preferred Stock and Warrants to purchase Preferred Stock issued or issuable pursuant to the Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated May 14, 2009, and the Common Stock issued upon exercise or conversion thereof; and

A.7(d)(ii)(L) Common Stock issued or issuable pursuant to a Qualified Public Offering.

A.7(d)(iii) If the number of shares of Common Stock outstanding at any time after the Series E Original Issuance Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.

A.7(d)(iv) If, at any time after the Series E Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

A.7(d)(v) In the event, at any time after the Series E Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person (any such transaction, an “Extraordinary Transaction”), then the Corporation shall provide appropriate adjustment to the applicable Conversion Price with respect to each share of Convertible Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction (and excluding any Convertible Preferred Stock redeemed pursuant to Section A.4(e) hereof in connection therewith) such that each share of Convertible Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction (other than the shares redeemed pursuant to Section A.4(e) hereof) shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of Convertible Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section A.7(d)(v) shall similarly apply to successive Extraordinary Transactions.

A.7(d)(vi) All calculations under this Section A.7(d) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

A.7(d)(vii) For the purpose of any computation pursuant to Section A.7(c) hereof or this Section A.7(d), the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending on the fifth (5th) business day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-business-day period) as follows:

A.7(d)(viii)(A) If the Common Stock is listed or admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

A.7(d)(viii)(B) If the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price shall be equal to the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.

A.7(d)(viii)(C) If the Common Stock is not traded in such manner that the quotations referred to in this Section A.7(d)(viii) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board of Directors (taking into account appropriate discounts to the market value as a result of investment letter or other restrictions on free marketability).

A.7(d)(ix) In any case in which the provisions of this Section A.7(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.7(c)(ii) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

A.7(d)(x) If a state of facts shall occur that, without being specifically controlled by the provisions of this Section A.7, would not fairly protect the conversion rights of the holders of the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

A.7(e) Whenever a Conversion Price shall be adjusted as provided in Section A.7(d) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of the transfer agent for the applicable series of Convertible Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its President or Chief Executive Officer and by its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the applicable Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of the affected series of Convertible Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.7(f) hereof.

A.7(f) In the event the Corporation shall propose to take any action of the types described in Section A.7(d)(i), (iii), (iv) or (v) hereof, or any other Event of Sale, the Corporation shall give notice to each Convertible Preferred Stockholder in the manner set forth in Section A.7(e) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price with respect to the Convertible Preferred Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of Convertible Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 30 days prior to the taking of such proposed action.

A.7(g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Convertible Preferred Stockholder in respect of which such shares of Convertible Preferred Stock are being issued.

A.7(h) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Convertible Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Convertible Preferred Stock.

A.7(i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

A.7(j) Upon the earlier of (i) the written request of the holders of a majority of the outstanding shares of Convertible Preferred Stock determined on an as converted basis or (ii) the closing of a firm commitment underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933, pursuant to which the gross proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $25.0 million (a “Qualified Public Offering”), each share of Convertible Preferred Stock then outstanding shall, without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which such share is convertible at the time of such request or, in the event of such a firm commitment public offering, would be convertible if such conversion were to occur at the time of the public offering of Common Stock. The conversion of the shares of Convertible Preferred Stock pursuant to this Section A.7(j) in connection with such a firm commitment public offering shall occur by virtue of and immediately prior to the closing of the firm commitment public offering.

A.8 Definitions. As used in this Restated Certificate, the following terms shall have the corresponding meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or public holiday in the state where the principal executive office of the Corporation is located.

“Series A Original Issuance Date” shall mean the date of first issuance by the Corporation of a share of Series A Stock.

“Series B Original Issuance Date” shall mean the date of first issuance by the Corporation of a share of Series B Stock.

“Series C Original Issuance Date” shall mean the date of first issuance by the Corporation of a share of Series C Stock.

“Series D Original Issuance Date” shall mean the date of first issuance by the Corporation of a share of Series D Stock.

“Series E Original Issuance Date” shall mean the date of first issuance by the Corporation of a share of Series E Stock.

PART B. Common Stock

B.1 General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein. The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of outstanding shares of Convertible Preferred Stock) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.2 Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

B.3 Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

ARTICLE 4

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, (County of New Castle). The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE 5

BOARD OF DIRECTORS

A.1 Constitution. Subject to the provisions of Section A.6(c) of Article III hereof, the entire Board of Directors of the Corporation shall consist of eight (8) persons, six (6) of whom shall be Preferred Directors, as defined in Section A.6(b)(i) of Article III hereof. Unless and except to the extent that the By-laws of the Corporation otherwise require, the election of directors of the Corporation need not be by written ballot.

A.2 Powers. The Corporation shall not take any of the following actions, directly or indirectly through a subsidiary or otherwise, without the approval of the Board of Directors (and any other approvals required by law, under the Restated Certificate or under any other agreement or instrument):

A.2(a) Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s assets.

A.2(b) Acquire all or substantially all of the assets of another entity.

A.2(c) Declare or pay any dividend or make any distribution of cash or property or both to holders of shares of capital stock or securities of the Corporation.

A.2(d) Make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation, except pursuant to the provisions of stock repurchase agreements between the Corporation and any of its employees and consultants which have been approved by the Board of Directors.

A.2(e) Merge or consolidate with or into any other entity or enter into any other arrangement or transaction that would result in an Event of Sale.

A.2(f) Own, or permit any subsidiary to own, any capital stock or any other ownership interest in or securities of an other entity, other than a direct or indirect wholly-owned subsidiary of the Corporation.

A.2(g) Enter into any strategic collaboration or agreement, or joint venture, with any other entity.

A.2(h) Voluntarily dissolve, liquidate or wind-up the affairs of the Corporation.

A.2(i) Alter or change the designations, powers, preferences or rights of the Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock of the Corporation.

A.2(j) Amend or repeal any of the provisions of this Certificate or the By-laws of the Corporation.

A.2(k) Authorize, designate, issue or agree to issue any equity or debt security of the Corporation, or any security convertible into, or exercisable for, shares of the capital stock of the Corporation.

A.2(l) Adopt, amend or modify (except for immaterial changes) any stock option plan, stock option agreement, restricted stock purchase agreement or stock restriction agreement entered into between the Corporation and its employees, officers, directors, consultants and/or independent contractors.

A.2(m) Enter into any contract, agreement or arrangement with respect to the employment of any individual other than an “at-will” arrangement in form and substance consistent with the past practices of the Corporation.

A.2(n) Establish any compensation program or arrangement, including as to base salaries or bonuses, with respect to any officer of the Corporation.

A.2(o) Make any loan or advance to, or enter into a similar arrangement with, any employee other than travel allowances made in the ordinary course and consistent with past practices of the Corporation.

A.2(p) Accelerate the vesting schedule or exercise date of any such options or in any such stock option agreement, restricted stock purchase agreement or stock restriction agreement.

A.2(q) Enter into any financing arrangement, including, without limitation, loan agreements, credit lines, letters of credit or capitalized leases, or otherwise incur indebtedness for borrowed money if the aggregate liability of the Corporation and its subsidiaries for borrowed money would, after giving effect to the transactions contemplated by such arrangement or the incurrence of such indebtedness, would exceed $300,000 in the aggregate.

A.2(r) Enter into any agreement, lease or other arrangement with respect to the purchase or lease of real property.

A.2(s) Enter into any contract, agreement or license or series of related contracts, agreements or licenses in excess of $100,000, whether in a single disbursement or a series of related disbursements, or for a term in excess of 12 months, other than items set forth in a budget approved by the Board of Directors.

A.2(t) Enter into or become subject to any agreement which restricts or purports to restrict the Corporation from engaging or otherwise competing in any material aspect of its business anywhere in the world.

A.2(u) Take any action or enter into any other transaction outside the ordinary course of business or effect any material change in the conduct or operation of the Corporation’s business.

A.2(v) Enter into any line of business other than the biotechnology business.

A.2(w) Appoint, terminate or remove the Chief Executive Officer or President or the Chief Financial Officer, Treasurer or Vice President-Finance.

ARTICLE 6

BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to the provisions of Section A.6 of Article 3 hereof.

ARTICLE 7

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE 8

AMENDMENTS AND REPEAL

Except as otherwise specifically provided in this Restated Certificate, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

ARTICLE 9

COMPROMISES AND ARRANGEMENTS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 10

LIMITATION OF LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article 10 shall eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c) under Section 174 of the General Corporation Law; or

(d) for any transaction from which the director derived improper personal benefit.

No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 11

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law, as amended from time to time. Any repeal or modification of this Article 11 by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on June 14, 2012.

GLOBEIMMUNE, INC.

By:	/s/Timothy C. Rodell
Timothy C. Rodell, M.D.
President and Chief Executive Officer

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